Exhibit 99.1

STONEMOR PARTNERS L.P.

LONG-TERM INCENTIVE PLAN

(As Amended May 15, 2007)

SECTION 1. Purpose of the Plan.

The StoneMor Partners L.P. Long-Term Incentive Plan (the “Plan”) has been adopted by StoneMor GP LLC, a Delaware limited liability company (the “Company”), the general partner of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), and is intended to promote the interests of the Partnership and the Company by providing to employees, consultants, and directors of the Company and its Affiliates incentive compensation awards for superior performance that are based on Units. The Plan is also contemplated to enhance the ability of the Company, the Partnership and their Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to advancing the business of the Partnership and their respective employers.

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means an Option, Restricted Unit, Phantom Unit or Unit Appreciation Right granted under the Plan, and shall include any tandem DERs granted with respect to a Phantom Unit, Option or Unit Appreciation Right.

“Award Agreement” means the written agreement by which an Award shall be evidenced.

“Board” means the Board of Directors of the Company.

“Change of Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer or disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership or the Company to any Person and/or its Affiliates, other than to the Partnership, the Company and/or any of their Affiliates; (ii) the consolidation, reorganization, merger or other transaction pursuant to which more than 50% of the combined voting power of the outstanding equity interests in the Company cease to be owned by the Persons (including Affiliates thereof) who own such interests as of the effective date of the initial public offering of Units; or (iii) the Company (or an Affiliate thereof) ceasing to be the general partner of the Partnership. Notwithstanding the foregoing, with respect to any deferred compensation award hereafter which is subject to Section 409A of the Code and with respect to which Section 409A(a)(2)(A)(v) is applicable, a “Change of Control” shall not have been deemed to have occurred unless the requirements of Section 409A(a)(2)(A)(v) have been satisfied.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Consultant” means an individual who performs services for the Company or an Affiliate and is not an Employee or a Director.

“DER” means a contingent right, granted in tandem with a specific Option, Unit Appreciation Right or Phantom Unit, to receive an amount, payable either in cash or Units (as determined by the Committee in its discretion) equal to the cash distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

“Director” means a member of the Board who is not an Employee.

“Employee” means any employee of the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the last trading date preceding the applicable date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“Option” means an option to purchase Units granted under the Plan.

“Participant” means any Employee, Consultant or Director granted an Award under the Plan.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of StoneMor Partners L.P., as it may be amended or amended and restated from time to time.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Phantom Unit” means a phantom (notional) Unit granted under the Plan upon or after vesting entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture or is either not exercisable by or payable to the Participant, as the case may be.

“Restricted Unit” means a Unit granted under the Plan that is subject to a Restricted Period.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“UDR” means a distribution made by the Partnership with respect to a Restricted Unit.

“Unit” means a Common Unit of the Partnership.

“Unit Appreciation Right” means an Award that, upon exercise, entitles the holder to receive the excess of the Fair Market Value of Unit on the exercise date over the exercise price established for such Unit Appreciation Right. Such excess may be paid in cash and/or in Units as determined by the Committee in its discretion.

SECTION 3. Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation all references in the Plan to the “Committee”, other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a member of the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant, and any beneficiary of any Award.

SECTION 4. Units.

(a) Limits on Units Deliverable. Subject to adjustment as provided in Section 4(c), the number of Units that may be delivered with respect to Awards (including Units delivered with respect to DER’s) under the Plan is 624,000, provided that once outstanding Awards equal 424,000 Units, any additional Awards to Employees shall be limited to Awards of Options under Section 6(a) and Unit Appreciation Rights under Section 6(c) and no tandem DERs may be granted under Section 6(a)(iv) or Section 6(c)(iv). However, there shall not be any limitation on the number of Awards that may be granted and paid in cash.

(b) Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate, the Partnership or any other Person, or any combination of the foregoing.

(c) Adjustments. In the event of any change in the outstanding Units by reason of a distribution in the form of Units, Unit split, combination of Units, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion, or what the Committee deems in its sole discretion to similar circumstances, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number.

SECTION 5. Eligibility.

Any Employee, Consultant or Director shall be eligible to be designated a Participant and receive an Award under the Plan.

SECTION 6. Awards.

(a) Options. The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Options shall be granted, the number of Units to be covered by each Option, whether DERs are granted with respect to such Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The purchase price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted and may be more but not less than its Fair Market Value as of the date of grant.

(ii) Time and Method of Exercise. The Committee shall determine the Restricted Period, i.e., the time after times at which an Option may be exercised in whole or in part, which may include, without limitation, accelerated vesting upon the achievement of specified performance goals, and the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Company, a “cashless-broker” exercise through procedures approved by the Company, other securities or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(iii) Forfeitures. Except as otherwise provided in the terms of the Option grant, upon termination of a Participant’s employment with or consulting services to the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all Options shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Options.

(iv) Option DERs. To the extent provided by the Committee, in its discretion, a grant of Options may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Options Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(b) Restricted Units and Phantom Units. The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Restricted Units or Phantom Units (or both) shall be granted, the number of Restricted Units or Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Units or Phantom Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to the Phantom Units.

(i) DERs. To the extent provided by the Committee, in its discretion, a grant of Phantom Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Phantom Unit Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(ii) UDRs. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may provide that distributions made by the Partnership with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. Absent such a restriction on the UDRs in the grant agreement, UDRs shall be paid to the holder of the Restricted Unit without restriction.

(iii) Forfeitures. Except as otherwise provided in the terms of the Restricted Units or Phantom Units grant, upon termination of a Participant’s employment with or consulting services to the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Restricted Units and Phantom Units awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units and/or Phantom Units.

(iv) Lapse of Restrictions.

(A) Phantom Units. Except as otherwise specified in the Award or otherwise determined by the Committee, upon or as soon as reasonably practical following the vesting of each Phantom Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to receive from the Company one Unit or cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

(B) Restricted Units. Except as otherwise specified in the Award or otherwise determined by the Committee, upon or as soon as reasonably practical following the vesting of each Restricted Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to have the restrictions removed from his or her Unit certificate so that the Participant then holds an unrestricted Unit.

(v) Cancellation of Outstanding Options. Notwithstanding anything in the Plan or an Award Agreement to the contrary, the Committee may, in its sole discretion, cancel all or some of the Options then outstanding by paying the holder an amount of cash equal to the excess of the Fair Market Value of a Unit over the exercise price of such Option.

(c) Unit Appreciation Rights. The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Unit Appreciation Rights shall be granted, the number of Units to be covered by each grant, whether DERs are granted with respect to such Unit Appreciation Right, the exercise price therefor and the conditions and limitations applicable to the exercise of the Unit Appreciation Right, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The exercise price per Unit Appreciation Right shall be determined by the Committee at the time the Unit Appreciation Right is granted but may not be less than its Fair Market Value as of the date of grant.

(ii) Time of Exercise. The Committee shall determine the Restricted Period, i.e., the time or times after which a Unit Appreciation Right may be exercised in whole or in part, which may include, without limitation, accelerated vesting upon the achievement of specified performance goals.

(iii) Forfeitures. Except as otherwise provided in the terms of the Unit Appreciation Right grant, upon termination of a Participant’s employment with or consulting services to the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Unit Appreciation Rights awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Unit Appreciation Rights.

(iv) Unit Appreciation Right DERs. To the extent provided by the Committee, in its discretion, a grant of Unit Appreciation Rights may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Unit Appreciation Rights Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(d) General.

(i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Except as provided in (C) below, each Option and Unit Appreciation Right shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, the Partnership or any Affiliate.

(C) To the extent specifically provided by the Committee with respect to an Option, or Unit Appreciation Right grant or other Award, an Option or Unit Appreciation Right or other Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

(iii) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(iv) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee determines.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award grant agreement (including, without limitation, any exercise price or tax withholding) is received by the Company.

(vii) Change of Control. Unless specifically provided otherwise in the Award agreement, upon a Change of Control all outstanding Awards shall automatically vest and be payable or become exercisable in full, as the case may be.

(viii) Substitute Awards. Awards may be granted under the Plan in substitution of similar awards held by individuals who become employees, consultants or directors as a result of a merger, consolidation or acquisition by the Company or an Affiliate of another entity or the assets of another entity. Such substitute awards may have exercise prices less than the Fair Market Value of a Unit on the date of such substitution.

(ix) Deferred Compensation Awards. Notwithstanding anything to the contrary contained herein, any Award which is subject to Section 409A of the Internal Revenue Code of 1986 (as amended) (the “Code”) shall, at a minimum, comply with all of the requirements set forth in Section 409A of the Code as are necessary to allow the deferral of federal income tax on the deferred compensation resulting from the award and to avoid the constructive receipt of such deferred compensation.

SECTION 7. Amendment and Termination.

Except to the extent prohibited by applicable law:

(a) Amendments to the Plan. Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award, or other Person.

(b) Amendments to Awards. Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall materially reduce the benefit to Participant without the consent of such Participant.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Partnership or the financial statements of the Partnership, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or such Award.

SECTION 8. General Provisions.

(a) No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding. The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes.

(c) No Right to Employment or Services. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate, to continue as a consultant, or to remain on the Board, as applicable. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or terminate a consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award agreement or other agreement.

(d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

(e) Severability. If any provision of the Plan or any award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any award under any law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Compensation Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.

(h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(k) Participation by Affiliates. In making Awards to Consultants and Employees employed by an entity other than by the Company, the Committee shall be acting on behalf of the Affiliate, and to the extent the Partnership has an obligation to reimburse the Company for compensation paid to Consultants and Employees for services rendered for the benefit of the Partnership, such payments or reimbursement payments may be made by the Partnership directly to the Affiliate, and, if made to the Company, shall be received by the Company as agent for the Affiliate.

(l) Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

SECTION 9. Term of the Plan.

The Plan shall be effective on the date of its approval by the Board and shall continue until the earliest of (i) the date terminated by the Board, (ii) all available Units under the Plan have been paid to Participants, or (iii) the 10th anniversary of the date the Plan is approved by the Board or the unitholders, whichever occurs first. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.